Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-266303-03

ABS: $1.018+bln  MBART 2023-2/Mercedes-Benz - Full Pxg Details

$1,018,350,000 Mercedes-Benz Auto Receivables Trust 2023-2
JT-Leads: BofA (struc), BNP, SMBC
Co-Mgrs : HSBC, Wells

CLS	SZ($mm)	WAL	S&P/FTCH	PWIN	E.MTY	L.MTY	BENCH	SPRD	YLD	CPN	$PRICE
A-1	292.010	0.25	<< RETAINED >>
A-2	467.620	1.12	AAA/AAA	7-21	7/25	11/16/26	I-CURV	+57	5.998	5.92	99.99552
A-3	467.620	2.61	AAA/AAA	21-45	7/27	11/15/28	I-CURV	+90	6.028	5.95	99.99145
A-4	83.110	4.03	AAA/AAA	45-50	12/27	1/15/31	I-CURV	+108	6.096	6.01	99.96458

PRICED : 10/19/23
BILL & DELIVER : BofA OFFERED SIZE : $1,018,350,000
EXPECTED RATINGS: S&P, Fitch
BBG TICKER : MBART 2023-2 SSAP: MB232
EXPECTED SETTLE : 10/25/23
FORMAT : SEC Registered
FIRST PAY DATE : 11/15/23
PXG SPEED : 1.3% ABS to 5% Call
ERISA ELIGIBLE : Yes
MIN DENOMS : $1k x $1k
www.netroadshow.com MBART20232 INTEXNET : basmbar2302_upsize AA32
CUSIPS	A-2 58769FAB1
A-3 58769FAC9
A-4 58769FAD7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.